CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TRATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 4.19.1

Los Angeles World Airports	BOARD FILE NO. LAA-8613A

RESOLUTION NO. 25616

LAX

LA/Ontario

Van Nuys

City of Los Angeles

Eric Garcetti
Mayor

Board of Airport
Commissioners

Sean O. Burton
President

Valeria C. Velasco
Vice President

Gabriel L. Eshaghian
Jackie Goldberg
Beatrice C. Hsu
Matthew M. Johnson
Dr. Cynthia A. Telles

Gina Marie Lindsey
Executive Director

BE IT RESOLVED that the Board of Airport Commissioners approved the First Amendment to Terminal Commercial Management Concession Agreement LAA-8613 with Westfield Concessions Management LLC at Los Angeles International Airport, to extend the term for premises in the Tom Bradley International Terminal by three (3) years and in Terminal 2 by six (6) months, as referenced in the Board-adopted staff report attached hereto and made part hereof; and

BE IT FURTHER RESOLVED that the Board of Airport Commissioners authorized the Executive Director to execute said First Amendment upon approval as to form by the City Attorney and upon approval by the Los Angeles City Council; and

BE IT FURTHER RESOLVED that the issuance of permits, leases, agreements, gate and space assignments, and renewals, amendments or extensions thereof, or other entitlements granting use of existing airport facilities or its operations is exempt from the requirements of the California Environmental Quality Act (CEQA) pursuant to Article III Class 1(18)(c) of the Los Angeles City CEQA Guidelines; and

BE IT FURTHER RESOLVED that actions taken on this item by the Board of Airport Commissioners will become final pursuant to the provisions of the Los Angeles City Charter Section 606.

o0o

I hereby certify that this Resolution No. 25616 is true and correct, as adopted by the Board of Airport Commissioners at its Regular Meeting held on Thursday, January 15, 2015.

/s/ Sandra J. Miller

Sandra J. Miller – Secretary

BOARD OF AIRPORT COMMISSIONERS

Approved by City Council on June 30, 2015

1 World Way  Los Angeles  California  90045-5803  Mail  P.O. Box 92216  Los Angeles  California  90009-2216  Telephone  310 646 5252  Internet  www.lawa.aero

Los Angeles World Airports

Item Number 16

REPORT TO THE BOARD OF AIRPORT COMMISSIONERS

Approved by: Dave Jones, Director, Terminals Business Management

Reviewed by: Debbie L. Bowers, Deputy Executive Director

City Attorney

Gina Marie Lindsey - Executive Director

Meeting Date:

1/15/2015

CAO Review: ☐ Completed ☒ Pending ☐ N/A

Reviewed for	Date	Approval Status	By
Capital Budget	12/16/2014	☒Y ☐ N ☐ NA	DS
Operating Budget	12/30/2014	☒Y ☐ N ☐NA	RW
CEQA	12/11/2014	☒Y ☐ N	VW
Procurement	12/24/2014	☒Y ☐N ☐ Cond	MT

SUBJECT:  Amendment to the Terminal Commercial Management Concession Agreement with Westfield Concessions Management LLC at Los Angeles International Airport

Approve the First Amendment to Terminal Commercial Management Concession Agreement LAA-8613 with Westfield Concessions Management LLC at Los Angeles International Airport to extend the term of the Agreement for premises in the Tom Bradley International Terminal by three years and in Terminal 2 by six months.

RECOMMENDATIONS:

Management RECOMMENDS that the Board of Airport Commissioners:

1.	ADOPT the Staff Report.
2.	DETERMINE that this action is exempt from the California Environmental Quality Act (CEQA) pursuant to Article III, Class 1 (18)(c) of the Los Angeles City CEQA Guidelines.
3.	APPROVE the First Amendment to Terminal Commercial Management Concession Agreement LAA-8613 with Westfield Concessions Management LLC.
4.

AUTHORIZE the Executive Director to execute the First Amendment to Terminal Commercial Management Concession Agreement LAA-8613 with Westfield Concessions Management LLC upon approval as to form by the City Attorney and approval of City Council.

WESTFIELD CONCESSIONS.docx

DISCUSSION:

1.Purpose

Address impact on Westfield Concessions Management LLC (Westfield) of delivery delays in the Tom Bradley International Terminal (TBIT) and Terminal 2, and to compensate for construction cost increases arising from Los Angeles World Airports (LAWA) and its construction contractors in TBIT.

2.Prior Related Actions

●January 23, 2012 – Board Resolution 24670

The Board of Airport Commissioners (Board) approved award of a 17-year Terminal Commercial Manager (TCM) Concession Agreement to Westfield to develop, lease, and manage convenience retail, specialty retail, food and beverage, and certain passenger services in the Tom Bradley International Terminal (TBIT) and Terminal 2, which included an option to redevelop the Theme Building that has since expired (TCM Agreement LAA-8613).

3.Current Action

In order to meet scheduled opening of gates in TBIT, Westfield was required to build out the retail and food and beverage concession space concurrent with LAWA’s base building contractor. This overlap of construction activities delayed delivery of space to Westfield and caused significant increases in construction cost in an amount claimed by Westfield for itself and its Concessionaires to be approximately [**]. There were multiple reasons for the schedule delays and Westfield and its Concessionaires costs increases. After considerable investigation and evaluation, staff has since determined that [**] is a reasonable assessment of impacts for which Westfield was not responsible.

TCM Agreement LAA-8613 was part of the competitive process and included a definitive not-to-exceed termination date, namely January 31, 2029, which is not extendable without an amendment. The TCM Agreement LAA-8613 contemplated providing the successful proposer no less than 180 months to operate concession facilities and depreciate capital investments.

With delayed delivery of the space, unless amended to extend the term, TCM Agreement LAA-8613 will not fairly deliver to Westfield what LAWA envisioned. In addition, staff found the best means to remedy the construction cost increases and erase any claims from Westfield or its Concessionaires was to offer a term extension rather than to have a monetary settlement for construction of concessions in the new Bradley West portion of TBIT. As a result, staff recommends that LAWA amend TCM Agreement LAA-8613 to extend the term by a total of three years for premises located in TBIT.

Staff also recommends a six-month extension for Terminal 2 premises as Westfield incurred a six-month delay in delivery of the space by LAWA. This delay arose from LAWA’s (1) request that Westfield develop of a total scope of work for the entirety of the Terminal 2 concourse, (2) goal of renovating the public space simultaneously with concession space, thereby inconveniencing the traveling public for the shortest possible period, and (3) objective of avoiding the problems inherent in having multiple overlapping contractors working jointly in one area.

WESTFIELD CONCESSIONS.docx

While the term extension would eliminate any compensation claims by Westfield or its Concessionaires cause by LAWA’s contractors, the extension will result in LAWA receiving [**].

Action Requested

Staff requests the Board approve the First Amendment to TCM Agreement LAA-8613 and authorize the Executive Director to execute the Frist Amendment after approval as to form by the City Attorney and upon approval of City Council.

Fiscal Impact

Approving this amendment will result in no additional cost to LAWA and will generate a minimum of [**] in additional revenue to LAWA over the extension term.

4.Alternatives Considered

●	Take No Action or Monetary Payment to Settle all Claims

Not amending TCM Agreement LAA-8613 to add term will result in protracted negotiations to settle delay and construction costs claims requiring LAWA to make a cash payment to Westfield and lose an additional [**] of guaranteed revenue.

APPROPRIATIONS:

Approval of this action will not require an appropriation of funds from LAWA’s Capital or Operating Budgets.

STANDARD PROVISIONS:

1.

The issuance of permits, leases, agreements, gate and space assignments, and renewals, amendments or extensions thereof, or other entitlements granting use of existing airport facilities or its operations is exempt from the requirements of the California Environmental Quality Act (CEQA) pursuant to Article III, Class 1 (18) (c) of the Los Angeles City CEQA Guidelines.

2.	This Agreement will be approved as to form by the City Attorney.
3.	Actions taken on this item by the Board of Airport Commissioners will become final pursuant to the provisions of the Los Angeles City Charter Section 606.
4.	Westfield is required by contract to comply with the provisions of the Living Wage Ordinance.
5.

Procurement Services Division has reviewed this action (File #5124) and established the following ACDBE goals: Food/Beverage – 25%; Retail – 20%. Westfield proposed 25% ACDBE participation for Food/Beverage and 20% ACDBE participation for Retail. Westfield has achieved 49% participation for Food/Beverage and 35% participation for Retail to date.

WESTFIELD CONCESSIONS.docx

6.	Westfield is required by contract to comply with the provisions of the Affirmative Action Program.
7.	Westfield has been assigned Business Tax Registration Certificate number 0002573628-0001-4.
8.	Westfield is required by contract to comply with the provisions of the Child Support Obligations Ordinance.
9.	Westfield has approved insurance documents, in the terms and amounts required, on file with the Los Angeles World Airports.
10.	This action is not subject to the provisions of Charter Section 1022 (Use of Independent Contractors).
11.	Westfield has submitted the Contractor Responsibility Program Pledge of Compliance and will comply with the provisions of the Contractor Responsibility Program.
12.	Westfield must be determined by Public Works, Office of Contract Compliance to be in compliance with the provisions of the Equal Benefits Ordinance prior to execution of the Amendment.
13.	Westfield will be required to comply with the provisions of the First Source Hiring Program for all non-trade Airport jobs.
14.	Westfield has submitted the Bidder Contributions CEC Form 55 and will comply with its provisions.

WESTFIELD CONCESSIONS.docx

Board File
No. LAA-8613A

FIRST AMENDMENT TO LOS ANGELES INTERNATIONAL AIRPORT TERMINAL

COMMERCIAL MANAGEMENT CONCESSION AGREEMENT FOR THE TOM

BRADLEY INTERNATIONAL TERMINAL, TERMINAL 2 AND THE THEME

BUILDING AT LOS ANGELES INTERNATIONAL AIRPORT, LAA-8613 BETWEEN

THE CITY OF LOS ANGELES AND

WESTFIELD CONCESSION MANAGEMENT, LLC

This First Amendment to the Los Angeles International Airport Terminal Commercial Management Concession Agreement for the Tom Bradley International Terminal, Terminal 2 and the Theme Building at Los Angeles International Airport, LAA-8613 between the City of Los Angeles and Westfield Concession Management, LLC (“First Amendment”), is made and entered into this 9th day of July, 2015, at Los Angeles, California by and between THE CITY OF LOS ANGELES DEPARTMENT OF AIRPORTS, a municipal corporation (hereinafter referred to as “City”), acting by order of and through its Board of Airport Commissioners (hereinafter referred to as “Board”) and WESTFIELD CONCESSION MANAGEMENT, LLC, a Delaware limited liability company (hereinafter referred to as “TCM”).

RECITALS

WHEREAS, on March 1, 2012, City and TCM entered into the Los Angeles International Airport Terminal Commercial Management Concession Agreement for the Tom Bradley International Airport, Terminal 2 and the Theme Building at Los Angeles International Airport, LAA-8613 (hereinafter “Agreement”) dated; and

WHEREAS, TCM requested that the Theme Building be removed from the Agreement and the City has agreed; and

WHEREAS, the parties hereto desire to amend said Agreement.

NOW, THEREFORE, the parties hereto, for and in consideration of the terms, covenants and conditions hereinafter contained to be kept and performed by the respective parties hereto, do mutually agree that the Agreement, BE AMENDED AS FOLLOWS:

Amendment Section 1.Effective December 1, 2013, any and all references to the Theme Building, including all exhibits referencing the Theme Building (such as Area 7) in the Agreement are hereby deleted. Accordingly, TCM has voluntarily relinquished any and all of its interests, rights, claims and privileges relating to the Theme Building and releases the City of any and all of its obligations under this Agreement related to the Theme Building. City releases TCM of any and all of its obligations under this Agreement relating to the Theme Building.

Amendment Section 2.Section 2.2 of the Agreement is hereby amended and restated to read in its entirety as follows:

2.2 Primary Term. For purposes of this Agreement, the term “Primary Term” shall mean the period of time that TCM shall operate the Premises as the terminal commercial manager hereunder, which period shall commence for any given portion of the Premises on the Delivery Date for such portion of the Premises and shall end as to all portions of the Premises as follows (unless the term of this Agreement is sooner terminated in accordance with the provisions of this Agreement): (a) all portions of the Premises and any associated Storage Space contained within Terminal 2 shall end no later than July 31, 2029 (the “Terminal 2 Expiration Date”); and (b) all portions of the Premises then remaining (i.e., those portions within TBIT) shall end on January 31, 2032 (the “Remaining Premises Expiration Date”) and any associated Storage Space contained within TBIT shall end no later than the Remaining Premises Expiration Date. For purposes of this Agreement, the term “Expiration Date” shall mean the applicable of the Terminal 2 Expiration Date or the Remaining Premises Expiration Date, as the context so requires with reference to the Premises contained within Terminal 2 and the remainder of the Premises, respectively. Effective at 11:59 p.m. on the Terminal 2 Expiration Date, TCM shall relinquish any and all of its interests, rights, claims and privileges relating to all portions of the Premises within Terminal 2 (including, without limitation, all Areas and Units within Terminal 2) and the parties shall each release the other of any and all of their respective obligations under this Agreement related to such Premises and Terminal 2 occurring thereafter, except with respect to those obligations that accrued prior to the Terminal 2 Expiration Date and/or expressly surviving the expiration or earlier termination of the Agreement.

Amendment Section 3.Sections 2.2.1, 2.2.1.1, 2.2.1.2, 2.2.1.3 and 2.2.1.4 of the Agreement shall be null and void and of no further force or effect.

Amendment Section 4.The first sentence of Section 2.3 of the Agreement is hereby amended and restated to read in its entirety as follows:

Early Termination for Failure to Meet Performance Metrics. In addition to any other termination right of City granted under this Agreement, City shall have the right, exercisable by the Executive Director upon written notice to TCM (the “Early Termination Notice”), to terminate this Agreement (the “Early Termination”) effective on the Early Termination Expiration Date in the event that the Executive Director determines that TCM has failed to achieve any of the Performance Metrics (as defined in Section 2.3.2 below) for any two (2) consecutive Years (as defined in Section 4.1.1 below) during the Performance Metrics Measurement Period (as defined in Section 2.3.3 below); provided that the Executive Director shall deliver the Early Termination Notice to TCM on or before January 31, 2023.

Amendment Section 5.Section 2.3.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

2.3.1 Early Termination Expiration Date. For purposes of this Agreement, the “Early Termination Expiration Date” shall mean January 31, 2025.

Amendment Section 6.Section 2.3.3 of the Agreement is hereby amended and restated to read in its entirety as follows:

2.3.3 Performance Metrics Measurement Period. For purposes of this Agreement, the “Performance Metrics Measurement Period” shall mean the period beginning on January 1, 2016 and ending on December 31, 2022.

Amendment Section 7.Effective as of the date of the removal of the Theme Building from the Agreement, the first sentence of Section 4.1.2.3. of the Agreement is hereby amended and restated to read in its entirety as follows:

4.1.2.3[**]

Amendment Section 8.The following is hereby added as Section 4.1.2.5 to the Agreement:

4.1.2.5[**]

Amendment Section 9.The following is hereby added as Section 3.2.1 to the Agreement:

3.2.1Services of TCM. TCM is to include in the Business and Operations Plan for each Year, identification of any Custom Architectural Features (including but not limited to specialty lighting, furniture and fixtures) installed by TCM and acquired by City as Initial Non-Premises Improvements (“Custom Architectural Features”), which Custom Architectural Features are not maintained by City in the normal course of business. Subject to and in accordance with the terms and conditions herein stated, and so long as City approves the appropriate budget to do so, and subject at all times to such procedures and directions as are set forth in this Agreement, TCM shall do all of the following:

(a)Budgets. Budgets for the maintenance and operation of the Custom Architectural Features shall be implemented, as follows:

(i)TCM acknowledges that City will have a fiscal year beginning on July 1 and ending the following June 30 (each a “Fiscal Year”). Promptly following the execution of the First Amendment, TCM shall prepare and deliver to LAWA a proposed budget for the period commencing on the execution date of the First Amendment and ending on June 30, 2015. Such proposed budget shall be in a format to be designated by TCM (the “Approved Budget Format”), provided that the Approved Budget Format shall set forth in reasonable detail and on a monthly basis, (i) an itemized statement of the estimated disbursements for such period, including but not limited to all normal maintenance and operating costs and employee salaries and similar items if TCM employees are used for the maintenance and operation of the Custom Architectural Features, and (ii) the scope of TCM’s work with respect to the items to be maintained and the type and frequency of maintenance required. TCM shall cooperate with City to review and modify the proposed budget, as may reasonably be required by City, and the parties shall act diligently and in good faith to cause the proposed budget, as so modified, to be approved in a reasonable timeframe prior to the start of the next fiscal year. Upon City’s approval, the proposed budget shall become the Approved Budget. Notwithstanding anything to the contrary contained herein, TCM shall not be required to perform any repairs or maintenance in accordance with this Section 3.2.1 until City has formally approved the proposed budget for the upcoming Fiscal Year.

(ii)As to all future Approved Budgets, at least sixty (60) days prior to the commencement of each Fiscal Year, so long as this Agreement is in effect, TCM shall prepare and deliver to City a proposed budget which, after approval by City, shall be deemed the Approved Budget for such Fiscal Year. Each proposed budget shall be in the Approved Budget Format.

(iii)TCM shall be entitled to deduct the amount of reimbursement for the verified actual costs of the aforementioned maintenance and repair work against Base Rent, in an amount up to, but not to exceed the amount in the Approved Budget. TCM shall not have any responsibility for any additional expenditures over and above the Approved Budget.

(iv)LAWA shall have sole discretion to decide whether or not to approve a budget and shall not be under any obligation to approve a proposed budget for the Custom Architectural Features. If City has not approved a proposed budget for the Custom Architectural Features in accordance with the terms hereof prior to the first day of the Fiscal Year to which such proposed annual budget is to apply, TCM shall not repair and maintain the Custom Architectural Features until such date the proposed annual budget for the Custom Architectural Features is approved by City.

(b)Maintenance. TCM shall maintain or cause to be maintained the Custom Architectural Features at City’s expense, provided that no maintenance expense, repairs or alterations which are not provided for within the Approved Budget or otherwise specifically permitted pursuant to the terms and conditions of this Agreement shall be undertaken without the prior written consent of City. TCM shall repair and maintain the Custom Architectural Features in the best interests of City. TCM warrants that the work hereunder shall be performed and completed diligently, in good faith and in an efficient manner consistent with professional standards practiced among those in the industry doing the same or similar work under the same or similar circumstances. TCM further warrants that all goods and materials furnished in connection with Custom Architectural Features will be new and of good quality and that all workmanship will be of good quality, free from faults and defects.

Amendment Section 10.The third sentence of Section 4.1.3 of the Agreement (which contains the definition of the term Contingent Percentage Rent) is hereby amended and restated to read in its entirety as follows:

[**]

Amendment Section 11.The following is hereby added as Section 4.1.3.2 to the Agreement:

4.1.3.2 [**]

[**]

Amendment Section 12.The following is hereby added as Section 4.1.3.3 to the Agreement:

4.1.3.3[**]

Amendment Section 13.The following is hereby added as Section 4.1.3.4 to the Agreement:

4.1.3.4[**]

[**]

Amendment Section 14.The following is hereby added as Section 4.1.3.5 to the Agreement:

4.1.3.5[**]

Amendment Section 15.The following is hereby added as Section 4.8.4 to the Agreement:

4.8.4[**]

Amendment Section 16.The following is hereby added as Section 4.10.6 to the Agreement:

4.10.6[**]

Amendment Section 17.The following is hereby added as Section 4.11.4 to the Agreement:

4.11.4[**]

Amendment Section 18.Section 7.6 of the Agreement is hereby amended and restated to read in its entirety as follows:

7.6Mid-Term Refurbishment. TCM shall plan for and cause the completion of the refurbishment of the Premises in the manner set forth in this Section 7.6 (the “Mid-Term Refurbishment”) no later than June 30, 2025 (the “Mid-Term Refurbishment Completion Date”). The Executive Director shall have the discretion to defer the timing of the Mid-Term Refurbishment.

Amendment Section 19.The first sentence in Section 7.6.1 of the Agreement is hereby amended and restated to read as follows:

Mid-Term Refurbishment Plan. No later than June 30, 2024, TCM shall prepare and deliver to City for Executive Director’s review and approval a Mid-Term Refurbishment plan (the “Mid-Term Refurbishment Plan”), which shall meet the then-current requirements imposed by City as part of the Construction Approval Process, and shall otherwise include information similar to that contained in the Definitive Improvement Plan for the TCM Initial Premises Improvements and Concessionaire Initial Premises Improvements.

Amendment Section 20.Section 8.9 is hereby amended and restated to read in its entirety as follows:

8.9Prevailing Wage. Maintenance work performed on City’s property will require payment of prevailing wages, if applicable. TCM is obligated to make the determination of whether the payment of prevailing wages is applicable. TCM shall be bound by and comply with applicable provisions of the California Labor Code and federal, state, and local laws related to labor, including, but not limited to, assuming all obligations and responsibilities under the California Labor Code related to prevailing wages, apprenticeship and recordkeeping that requires compliance by the contracting or awarding agency or body (i.e., City) when work requires payment of prevailing wages under the applicable federal or California law. TCM shall obtain the applicable wage determination for each craft, classification or worker, which are on file at the Office of Contract Compliance, Bureau of Contract Administration, in the City of Los Angeles, or may be obtained from the California Department of Industrial Relations. TCM shall indemnify, defend and pay or reimburse City for any damages, penalties or fines (including, but not limited to, attorney’s fees and costs of litigation) that City incurs, or pays, as a result of noncompliance with applicable prevailing wage and apprenticeship laws in connection with the maintenance work performed in connection with this Agreement.

Amendment Section 21.The Basic Information of the Agreement is hereby amended and restated to conform with the provisions of this First Amendment, to the extent that the provisions in the Basic Information have been modified by the provisions of this First Amendment.

Amendment Section 22.The 2015 Business and Operations Plan of the Agreement shall be submitted to conform with the provisions of this First Amendment, to the extent that the provisions in the 2015 Business and Operations Plan should be modified in accordance with the provisions of this First Amendment.

Amendment Section 23.As a material inducement to City’s entering into this First Amendment, TCM hereby represents and covenants to City, to the best of TCM’s knowledge, without independent inquiry, as follows: (1) City is not in default in the performance of City’s obligations under the terms and provisions of the Agreement with respect to the High Priority Areas; (2) except with respect to Area 4C, City has duly delivered the Premises to TCM; (3) with respect to the High Priority Areas, there exists no unresolved disputes or claims by TCM for items related to the initial construction or capital expenditure which are completed or expended by TCM with respect to TCM Initial Premises Improvements and Initial Non-Premises Improvements, for which City is liable or obligated to pay for or to perform in connection with the Agreement; (4) TCM has no claims, setoffs or credits against the payment of Rent payable under the Agreement with respect to the High Priority Areas; and (4) City shall be entitled to rely on the accuracy of the foregoing representation and covenants, and TCM hereby releases City from any claims relating to the foregoing matters as they relate to the High Priority Areas.

Amendment Section 24.Except as specifically provided herein, this First Amendment shall not in any manner alter, change, modify, or affect any of the rights, privileges, duties, or obligations of either of the parties hereto, under, or by reason of said Agreement, as amended.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, City has caused this First Amendment to be executed on its behalf by the Executive Director, or his or her authorized signatory, and TCM has caused the same to be executed by its duly authorized officers, all as of the day and year first hereinabove written.

APPROVED AS TO FORM:		CITY OF LOS ANGELES

Michael N. Feuer, City Attorney

By		By
Deputy/Assistant City Attorney			Executive Director Department of Airports

Date	January 20, 2015	Date	7/9/15

ATTEST:		WESTFIELD CONCESSION MANAGEMENT, LLC

By		By
Signature		Signature

Print Name		Print Name

Chief Financial Officer		Senior Executive Vice President
Print Title		Print Title

		Date	January 9, 2015

ACKNOWLEDGEMENT OF GUARANTOR

The undersigned, Westfield America, Inc., a Missouri corporation (herein, “Guarantor”), hereby represents, acknowledges, and agrees as follows: (1) Guarantor has reviewed the foregoing First Amendment to the Los Angeles International Airport Terminal Commercial Management Concession Agreement for the Tom Bradley International Airport, Terminal 2 and the Theme Building at Los Angeles International Airport, LAA-8613 between the City of Los Angeles and Westfield Concession Management, LLC (“TCM”) dated March 1, 2012 (the “First Amendment”), concerning the amendment of the Los Angeles International Airport Terminal Commercial Management Concession Agreement for the Tom Bradley International Airport, Terminal 2 and the Theme Building at Los Angeles International Airport, LAA-8613 (hereinafter “Agreement”); (2) Guarantor is the guarantor of TCM’s obligations under the Agreement pursuant to that certain Guaranty Agreement executed concurrently with the execution of the Agreement (the “Guaranty”); (3) Guarantor approves of TCM’s execution of the First Amendment and agrees with its terms; and (4) the Guaranty is hereby reaffirmed, and the Guaranty is and remains in full force and effect and continues to guarantee the prompt payment and performance by TCM of all of the terms of the Agreement as amended and modified by the First Amendment. This Acknowledgement of Guarantor has been executed as of the date of execution of the First Amendment by TCM.

“GUARANTOR”
ATTEST:		Westfield America, Inc., a Missouri corporation

By:		By:

Name (printed):		Name (printed):
Its:	Chief Financial Officer	Its:	Senior Executive Vice President